Exhibit (a)(iv)

WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING A NEW SERIES

At a meeting duly called and held on August 23, 2012, a majority of the Trustees of The Arbitrage Funds (the “Trust”), acting pursuant to Article VI, Section 6.2(b) and Section 6.3 of the Trust’s Declaration of Trust, as amended to date, established a new series designated as The Arbitrage Credit Opportunities Fund, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited. The new series shall have three classes of Shares, “Class R”, “Class I” and “Class C”.

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument designating and establishing a new series of the Trust, The Arbitrage Credit Opportunities Fund, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date (the “Trust Instrument”), pursuant to Article VI, Section 6.2 and Section 6.3 of the Trust Instrument.

Dated as of : September 28, 2012	/s/ John S. Orrico
John S. Orrico, President